Exhibit 10.19

In re Novatel Wireless Secs. Litig.,

Civil Action No. 08-CV-01689-AJB(RBB)

United States District Court for the Southern District of California

MEMORANDUM OF UNDERSTANDING

Lead Plaintiffs Western Pennsylvania Electrical Employees Pension Fund and Plumbers & Pipefitters Local #562 Pension Fund (“Lead Plaintiffs”) and defendants Novatel Wireless, Inc. (“NWI”), Peter V. Leparulo, George B. Weinert, Robert M. Hadley, Slim S. Souissi and Catherine F. Ratcliffe (“Defendants”) have agreed in principle to settle all claims asserted or that could have been asserted in or consolidated in the litigation entitled In re Novatel Wireless Securities Litigation, Case No. 08-CV-1689-AJB(RBB) (the “Action”), pending in the United States District Court for the Southern District of California (the “Court”), on the following terms and conditions (the “Settlement”):

1. Settlement Fund: $16 million (the “Settlement Fund”) to be paid by or on behalf of Defendants. The $16 million shall be comprised of $6 million in cash, $5 million in NWI stock (the “Settlement Stock”) calculated as set forth in paragraph 2(b), and a $5 million Note with a 5% interest rate and a 30-month maturity (the “Settlement Note”). Alternatively, Defendants shall have the right, at any point, prior to the entry of the order of Final Approval, to substitute cash as a full replacement for the Settlement Note.

2. Deposit of Settlement Fund: Defendants shall pay or cause to be paid to the Class, in settlement of the claims against them, the principal amount of the Settlement Fund, as follows:

(a) Defendants shall cause the cash component of the Settlement Fund represented by the remaining proceeds from the applicable insurance policies related to this Action to be deposited into an interest-bearing Escrow Account controlled by Lead Counsel (the

“Escrow Agent”) within ten (10) business days of the execution of this Memorandum of Understanding. NWI also agrees to fund additional sums of the cash component on a schedule not to exceed $250,000 per month prior to the entry of the Final Order should such additional payments be required to effectuate the administration of the Stipulation of Settlement (to be negotiated and executed by the parties by December 23, 2013 (the “Stipulation”)), with all remaining amounts of the cash portion of the Settlement Fund to be due within ten (10) business days of the entry of the Final Order approving this Settlement. In the event that Defendants fail to timely make or cause to be made this payment, this Stipulation shall terminate.

(b) The Settlement Stock shall consist of $5 million of NWI common stock calculated as follows – $5 million divided by the average closing price of NWI common stock for the 15 trading days prior to the date on which this Memorandum of Understanding is executed. The Settlement Stock shall be unrestricted, freely tradable, and either registered or exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to §3(a)(10) of the Securities Act, 15 U.S.C. §77c(a)(10), in that the Settlement Stock will be issued to or for the benefit of Class Members in exchange for their release of claims against the Defendants under the terms of the Stipulation. Pursuant to §3(a)(10), the Court’s judgment of the fairness of the Settlement shall serve as a substitute for the registration requirements of the Securities Act with regard to any Settlement Stock. At the Settlement Hearing, the Court will be asked to find with regard to the Settlement Stock being issued as part of the Settlement Fund that: (i) the terms and conditions of the proposed issuance are fair to all those who will receive securities in the proposed exchange; and (ii) the terms and conditions of, and the procedures for, the proposed issuance are fair. In the alternative, NWI, in its sole discretion, shall have the right to file a registration statement with the Securities and Exchange Commission covering the issuance of the Settlement Stock.

(c) The Settlement Stock may be sold or transferred by recipients thereof who are not affiliates of NWI (as that term is defined in Rule 144 of the Securities Act) or recipients deemed to be underwriters under the Securities Act without registration under §5 of the Securities Act or compliance with Rule 144. The number of shares constituting the Settlement Stock will be adjusted to account for stock splits, reverse stock splits, and other similar actions taken by NWI. If NWI is sold, acquired or merges prior to distribution of the Settlement Stock to the Class, the shares will be treated for purposes of any corporate transaction as if they had been issued, distributed and outstanding, and will receive the same proportionate treatment as other shares of NWI. In addition, the stock price protections set forth below shall be adjusted in a manner consistent with such treatment.

(d) NWI shall agree that with respect to the Settlement Stock, if the price of the common stock of NWI is trading below the average closing price of NWI stock for the 15 trading days prior to the date of the execution of this Memorandum of Understanding on the date the Court enters the Order and Final Judgment, NWI shall, within thirty (30) days thereof, contribute to the Settlement Fund the cash amount representing the difference between the average closing price of NWI stock for the 15 trading days prior to the date of the execution of this Memorandum of Understanding and the average closing price of NWI stock for the 15 trading days prior to the date the Court enters the Order and Final Judgment multiplied by the number of shares provided for in paragraph 2(b) above.

(e) NWI will issue and distribute the Settlement Stock to Lead Counsel pursuant to instructions provided by Lead Plaintiff within ten (10) business days after the Court enters the Order and Final Judgment.

(f) The Settlement Note shall be a $5 million note, with a 5% interest rate (compounded monthly), and will be secured by NWI’s accounts receivables (the “Collateral”), maintained in a ratio of at least five (5) times the outstanding amount of the Note (including all outstanding principal and accrued interest) (the “Required Ratio”). The interest earned on the Note shall be payable in cash quarterly. The outstanding principal will be due and payable in cash on the Maturity Date, which will be defined as the earlier of (i) the expiration of 30 months from the entry of the Order of Final Approval, when all amounts under the terms of a Settlement Note (the “Settlement Note”) and Security Agreement (the “Security Agreement”) (to be negotiated by the parties in good faith and executed by the parties on the same date as the Stipulation) become automatically due and payable; or (ii) the occurrence of an event of default (as defined generally below and more specifically in the Settlement Note). As of the date of the Settlement Note and Security Agreement, the Company will pledge to and grant to the Class a security interest in all right, title and interests of NWI in and to the property described as its accounts receivable, which shall be set forth and defined in the Security Agreement as the “Collateral” for the Settlement Note and as consistent with the Required Ratio. The Settlement Note may be prepaid without penalty at any time at the option of NWI.

(g) The Settlement Note’s “owner” will be the Escrow Agent identified in the Stipulation, with the Class identified as the beneficiary. The Settlement Note will be fully transferable and will accelerate in the event that NWI is acquired or defaults on the Note. An “Event of Default” will be identified to include (i) NWI’s accounts receivable falling below the

Required Ratio; (ii) a failure to pay interest on the Settlement Note when due (the terms will provide for a 15-day cure period); (iii) NWI’s filing of bankruptcy or insolvency proceedings; (iv) involuntary bankruptcy or insolvency proceedings on NWI’s behalf; (v) NWI’s breach, in any material respect, of any warranty, covenant, or other agreement made by the Company in this Memorandum of Understanding, the Settlement Note, or the Security Agreement; (vi) the granting of a security interest or lien on any of the Collateral for benefit of other creditors which would adversely affect the Required Ratio; or (vii) any other event or act which causes the Class not to have a valid and perfected security interest in such Collateral. In the event of NWI’s default, interest on the Settlement Note will increase to 10% (the “default rate”) until such time as the Escrow Agent takes possession of and liquidates the Collateral in an amount that satisfies the entire obligation, including principal, accrued interest, and any expenses to enforce the terms of the Settlement Note.

(h) The Settlement Note will be governed by and construed in accordance with the laws of the State of California (without regard to the conflicts of law provisions of the State of California) and shall contain the following representations and warranties by NWI: (i) that it is solvent on the date that the Note issues; (ii) that its internal cash flow projections for the term of the Settlement Note support its ability to pay the Settlement Note when due; (iii) that no creditors with a senior interest in the Collateral superior to the Class exist; (iv) that NWI is an organization in good standing and is up to date on all actions necessary to remain an organization in good standing; (v) that all Collateral within the Required Ratio are genuine and enforceable against the party obligated to pay the same; (vi) that the originals of all documents evidencing all accounts receivable of the Company and the only original books of account and records of the

Company relating thereto are, and will continue to be, kept at the address of NWI that will be set forth on the signature page of the Security Agreement.

(i) NWI will issue and distribute the Settlement Note to Lead Counsel pursuant to instructions provided by Lead Plaintiffs within ten (10) business days after the Court enters the Order and Final Judgment.

3. Motion for Preliminary Approval: The parties intend to file a Stipulation of Settlement and joint motion for preliminary approval by December 23, 2013.

4. Settling Parties: The Settling Parties include Defendants and the Class as defined in that order by the Court dated May 12, 2010, and entitled, in part, “Order Granting Motion to Certify Class.” Dkt. No. 180.

5. The Class’s Release: Upon final approval of the Settlement by the Court, Lead Plaintiffs and the Class shall release and discharge (i) NWI and any and all of its current and former parents, affiliates, subsidiaries, predecessors, officers, agents, employees, insurers, reinsurers, attorneys, auditors, accountants, successors, assigns, creditors, administrators, heirs, and legal representatives, and (ii) any and all of defendants Peter V. Leparulo, George B. Weinert, Robert M. Hadley, Slim S. Souissi and Catherine F. Ratcliffe (the “Individual Defendants”) and any and all of their respective current or former agents, insurers, attorneys, successors, assigns, creditors, administrators, heirs, and legal representatives (5(i) and 5(ii), collectively, the “Released Parties”) from any and all claims arising from the purchase of NWI common stock during the Class Period and the acts, facts, statements, or omissions that were or could have been alleged by the plaintiff(s) in the action (the “Settled Claims”).

6. Defendants’ Release: Upon final approval of the Settlement by the Court, Defendants and their related parties shall release and discharge Lead Plaintiffs in the action, and their respective attorneys, and any other Class member, from any and all claims that arise out of or relate in any way to the institution, prosecution, or settlement of the Settled Claims or the Action.

7. Conditions: The Settlement is subject to the following conditions:

(a) NWI funding the Settlement in accordance with paragraph two of this Memorandum of Understanding;

(b) NWI’s right to terminate the Settlement if a portion of the Class, to be agreed upon by the Settling Parties, delivers timely and valid requests for exclusion from the Class. The Settling Parties shall memorialize such agreement in a side letter, which may be shared only with the Court, upon the Court’s request and in camera. Such side letter shall remain confidential until after the deadline for requesting exclusion from the Class;

(c) Approval of the Settlement by the Court and entry of, and expiration of time for appeal from, or resolution of any appeal from, a final judgment approving the Settlement (provided, however, that the resolution of any appeal from any Fee and Expense Order (as defined in paragraph 11) shall not be a condition for the effectiveness of the Settlement); and

(d) Satisfaction or waiver of all covenants set forth herein.

8. Not a Claims-Made Settlement: The Settlement is not a claims-made settlement; there will be no reversion.

9. Claims Administration and Plan of Allocation: Defendants will not have any involvement in the selection of the claims administrator, the claims administration process, or the plan of allocation of the Settlement proceeds. The claims administrator shall be selected solely by Lead Plaintiffs’ counsel, and the notice and plan of allocation will be proposed solely by Lead

Plaintiffs’ counsel, subject to Court approval. Defendants shall not object to such proposed notice or plan of allocation, but shall have the right to comment on the notice prior to issuance.

10. Costs of Notice and Settlement Administration: Prior to final approval of the Settlement by the Court, Lead Plaintiffs’ counsel may pay from the Settlement Fund the actual costs of notice and settlement administration without further order of the Court subject to a maximum amount of $200,000 (two hundred thousand dollars). Also prior to final approval of the Settlement by the Court, additional sums for this purpose may be paid from the Settlement Fund upon agreement of the parties or order of the Court. In the event that the Settlement is not consummated, money actually paid or sums incurred for this purpose shall not be returned or repaid to Defendants or their insurance carriers, but any remainder in the Settlement Fund shall be so returned. All costs and fees, including expenses of notice, escrow fees, other settlement administration expenses, shall be paid solely out of the Settlement Fund, and none of the Released Parties, individually or collectively, shall have any liability therefor.

11. Lead Plaintiffs’ Counsel’s Attorneys’ Fees and Expenses: Lead Plaintiffs’ counsel’s attorneys’ fees and expenses, as awarded by the Court (“Fee and Expense Order”), shall be paid from the Escrow Account immediately upon award by the District Court, notwithstanding any appeals that may be taken, subject to Lead Plaintiffs’ counsel’s, or any successor firm, obligations to make appropriate refunds or repayments to the Settlement Fund plus interest earned thereon if, and when, as a result of any appeal and/or further proceedings on remand, or successful collateral attack, the fee or expense award is lowered or reversed. Defendants shall take no position with respect to Lead Plaintiffs’ counsel’s requested attorneys’ fees and expenses.

12. Defendants’ Solvency: Each defendant warrants and represents as to himself or itself only, that he or it is not “insolvent” within the meaning of 11 U.S.C. §101(32) as of the time the Stipulation is executed and as of the time the payments are actually transferred or made as reflected in the Stipulation.

13. Stay of Proceedings: Upon the execution of this Agreement, the parties shall promptly request that the current proceedings before the Court be suspended.

14. Rule 11 Compliance: Defendants and Lead Plaintiffs agree that each of them and their counsel have complied fully with the strictures of Rule 11 of the Federal Rules of Civil Procedure, and that the proposed final judgment will contain a statement to reflect this compliance.

15. Best Efforts: The Settling Parties shall use their best efforts to consummate the Settlement.

16. No Admission of Liability: NWI and each of the Individual Defendants are entering into the Settlement without any admission of liability, and continue to deny any and all liability in the Action.

17. Counsel Authorization: The undersigned counsel represent that they are fully authorized by their respective clients to enter into this Memorandum of Understanding.

IT IS HEREBY AGREED by the undersigned as of December 6, 2013.

ROBBINS GELLER RUDMAN & DOWD LLP

By:	/S/
Lead Counsel for the Lead Plaintiffs and the Class

JONES DAY

By:	/S/
Counsel for Defendants

10